Exhibit 4.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”) is dated April 3, 2008 and is entered into by and among Vertis, Inc. (“Borrower”), as Borrower, the other Credit Parties signatory hereto, General Electric Capital Corporation, as a Lender and as Agent for Lenders (“Agent”), and the Lenders party hereto.

W I T N E S S E T H :

WHEREAS, Borrower, the other Credit Parties, Agent and Lenders are parties to that certain Credit Agreement, dated as of December 22, 2004, including all annexes, exhibits and schedules thereto (as amended by: (i) that certain Limited Consent and Amendment No. 1 to Credit Agreement, dated as of October 3, 2005; (ii) that certain Amendment No. 2 to Credit Agreement, dated as of November 22, 2005; (iii) that certain Limited Consent and Amendment No. 3 to Credit Agreement, dated as of December 12, 2005; (iv) that certain Amendment No. 4 to Credit Agreement, dated as of May 30, 2006; (v) that certain Limited Consent and Amendment No. 5 to Credit Agreement, dated as of September 5, 2006; (vi) that certain Limited Consent and Amendment No. 6 to Credit Agreement, dated as of November 27, 2006; and (vii) that certain Limited Consent and Amendment No. 7 to Credit Agreement, dated as of March 30, 2007; as the same is amended hereby and as it may from time to time hereafter be further amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, on April 1, 2008, Borrower failed to make the interest payment due on such date under the 2003 Senior Secured Notes (such circumstances, excluding any further events or actions, the “Missed Payment”);

WHEREAS, Borrower acknowledges that the Missed Payment constitutes a Default (the “Existing Default”) under the Credit Agreement;

WHEREAS, Borrower acknowledges and agrees that the Existing Default has occurred and is continuing as of the date hereof, and has not been cured or waived;

WHEREAS, Agent and Lenders have not expressly or impliedly waived the Existing Default, and as a result of the occurrence of the Existing Default, Agent and Lenders have the right, among other things, to determine not to make any Advance or incur any Letter of Credit Obligations under Section 2.2(b) of the Credit Agreement;

WHEREAS, Borrower and the other Credit Parties have requested that Agent and Lenders forbear from the exercise of their rights and remedies under the Credit Agreement and the Loan Documents and agree to continue to make Revolving Credit Advances;

WHEREAS, subject to the terms and conditions hereof, Agent and Requisite Lenders have agreed to grant these requests; and

WHEREAS, this Agreement constitutes a Loan Document and these Recitals shall be construed as part of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Defined Terms.  Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Credit Agreement.  Each of the following capitalized terms shall have the meaning set forth below:

(a)                                  “Forbearance Default” means (i) the occurrence of any Default or Event of Default, other than the Existing Default or an Event of Default under Section 7.1(b)(1) of the Credit Agreement on account of the Missed Payment (the “2003 Indenture Event of Default”), (ii) the failure of Borrower to comply with any term, condition or covenant set forth in this Agreement, (iii) any representation made by Borrower under or in connection with this Agreement shall prove to be false in any material respect as of the date when made, (iv) any acceleration of the obligations under the 2003 Senior Secured Notes or the taking of any enforcement action or exercise of any right or remedy by the holders of the 2003 Senior Secured Notes or the 2003 Senior Secured Notes Indenture Trustee whether based upon the Missed Payment or otherwise, and/or (v) the commencement of any proceeding (whether judicial, extra-judicial, administrative or otherwise) or the taking of any other action to liquidate the businesses of Borrower or any of the other Credit Parties or the property of any such Person, or reorganize Borrower or any of the other Credit Parties, including, without limitation, the appointment of a receiver or other custodian or the making of an assignment to an assignee for the benefit of creditors or other custodians.

(b)                                 “Forbearance Period” means the period beginning on the date hereof and ending on the Forbearance Termination Date.

(c)                                  “Forbearance Termination Date” means the earliest to occur of (i) 5:00 p.m. (New York time) on May 27, 2008, (ii) the fifth calendar day following the first day, if any, on which Borrowing Availability is $7,500,000 or less, or (iii) the date upon which a Forbearance Default occurs.

2.                                       Agreement to Forbear.

(a)                                  Solely during the Forbearance Period, Agent and Requisite Lenders hereby agree to forbear from exercising their right to determine not to make any Advance or incur any Letter of Credit Obligations (e.g. under Section 2.2(b)) based on the Existing Default and/or the 2003 Indenture Event of Default or from exercising (except as set forth in Section 2(d) hereof) any of their other rights and remedies against Borrower and the other Credit Parties that may exist by virtue of the Existing Default or the 2003 Indenture Event of Default under the Credit Agreement (e.g., under Section 7.2 or Section 7.3 thereof) or any of the other Loan Documents.

(b)                                 Nothing in this Agreement shall be construed as a waiver of or acquiescence to the Existing Default or the 2003 Indenture Event of Default, and the Existing Default shall continue in existence notwithstanding the agreement of Agent and Requisite Lenders, as set forth herein, to forbear in the exercise of rights and remedies against Borrower and the other Credit Parties on the terms and for the period set forth herein.  Except as expressly provided herein, the execution and delivery of this Agreement shall not: (i) constitute an extension, modification, or waiver of any term or aspect of the Credit Agreement or the other Loan Documents; (ii) extend the terms of the Credit Agreement or the due date of any of the Obligations; (iii) give rise to any obligation on the part of Agent or Lenders to extend, amend, waive or otherwise modify any term or condition of the Credit Agreement or any of the other Loan Documents; or (iv) give rise to any defenses or counterclaims to the right of Agent or Lenders to compel payment of the Obligations or to otherwise enforce their rights and remedies under the Credit Agreement and the other Loan Documents.  Except as expressly limited herein, Agent and Lenders hereby expressly reserve all of their rights and remedies under the Loan Documents and under applicable law with respect to the Existing Default and the 2003 Indenture Event of Default.  From and after the Forbearance Termination Date, Agent and Lenders shall be entitled to enforce the Loan Documents according to the terms of the Loan Documents.  Each of Borrower and the other Credit Parties acknowledge and agree that nothing herein gives rise, or shall be deemed to give rise, to any commitment, obligation or agreement of Agent or any Lender to provide debtor-in-possession financing.

(c)                                  During the Forbearance Period, notwithstanding the occurrence and continued existence of the Existing Default or the existence and occurrence of the 2003 Indenture Event of Default, Agent and Requisite Lenders (including all Revolving Lenders) agree that Agent and Revolving Lenders will continue to make Revolving Credit Advances under the Credit Agreement in accordance with the terms and conditions thereof and beginning no later than April 7, 2008 generally in accordance with the Budget (as such term is defined below); provided, further, that, Borrower shall notify Agent regarding (i) any individual expenditure in respect of ordinary course operating expenses that is to be made in an amount equal to or greater than $1,000,000 or (ii) any individual expenditure in respect of non-operating expenses or non-ordinary course operating expenses that is to be made in an amount equal to or greater than $500,000.  Furthermore, during the Forbearance Period, beginning no later than April 7, 2008, all proceeds of the Permitted Receivables Financing remitted or otherwise available to Borrower or Guarantors shall be used generally in accordance with the Budget.

(d)                                 Notwithstanding any provision hereof to the contrary, Agent and Lenders maintain that (X) the Missed Payment constitutes, as of the day hereof, an Event of Default under Section 7.1(b)(1) of the Credit Agreement; and (Y) accordingly, Agent has the right, effective as of April 1, 2008 (the date on which such Event of Default first occurred), under Section 1.2(d) of the Credit Agreement to charge the Borrower the Default Rate with respect to interest rates applicable to the Loans and the Letter of Credit and Unused Line Fees.  Borrower and the other Credit Parties dispute the statements contained in clauses (X) and (Y) of the first sentence of this Section 2(d) and maintain that (I) the Missed Payment does not, as of the date hereof, constitute an Event of Default; and (II) accordingly, the Agent does not have the right, as of April 1, 2008 or otherwise until the occurrence (if any) of the 2003 Indenture Event of Default, to charge the Default Rate.  Each party hereto acknowledges each of the other parties’ position on these issues.  Notwithstanding any provision of this Agreement to the contrary, each party hereto reserves all rights and defenses with respect to these issues.  Borrower and the other Credit Parties further acknowledge and agree that (A) Agent’s reservation set forth in the preceding sentence includes a reservation of its right to assert at any time (and notwithstanding its agreement to otherwise forbear as set forth herein) that Agent is permitted under the Credit Agreement to charge the Default Rate as of April 1, 2008; (B) the Agent and Requisite Lenders’

entry into this Agreement shall not impair or diminish in any way the right of Agent described in the preceding clause (A); and (C) if Borrower shall fail to make the interest payment due on April 1, 2008 under the 2003 Senior Secured Notes on or before May 1, 2008 unless waived by the holders of the 2003 Senior Secured Notes, such failure shall constitute an Event of Default under Section 7.1(b)(1) of the Credit Agreement.

(e)                                  Each Notice of Revolving Credit Advance and each request for the issuance of a Letter of Credit shall be accompanied by a certificate, in form and substance satisfactory to Agent, setting forth Borrowing Availability both before and after giving effect to the requested Advance or incurrence of Letter of Credit Obligation (using the Borrowing Base Certificate then required to be delivered to Agent under the Credit Agreement).

(f)                                    No later than April 7, 2008 (or earlier if available), Borrower shall deliver to Agent a schedule (in form and substance acceptable to Agent) of expenditures on a category-by-category basis that Borrower anticipates it or the other Credit Parties will fund during the Forbearance Period (the “Budget”).

(g)                                 During the Forbearance Period and commencing on April 4, 2008, Borrower shall deliver to Agent on Friday at the end of each week a rolling 13-week cash flow forecast.

3.                                       Conditions to Effectiveness.  The effectiveness of this Agreement is expressly conditioned upon Agent’s receipt (on behalf of itself and each of the Lenders party hereto) from Borrower of the following, all of which shall be in form and substance satisfactory to Agent:

(a)                                  Agreement.  A duly executed counterpart of this Agreement from Requisite Lenders, Borrower and the other Credit Parties listed on the signature pages hereto.

(b)                                 Other Documents.  Such other documents, instruments and agreements as Agent may reasonably request.

4.                                       Representations and Warranties of Borrower.  In order to induce Agent and Lenders to enter into this Agreement, Borrower hereby represents and warrants to Agent and Lenders that:

(a)                                  Representations and Warranties.  (i) No Default or Event of Default (other than the Existing Default) has occurred or is continuing and (ii) no representation or warranty of any Credit Party contained in the Credit Agreement or any of the other Loan Documents, including this Agreement, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

(b)                                 Authorization, etc.  Each of Borrower and the other Credit Parties has the power and authority to execute, deliver and perform this Agreement.  Each of Borrower and the other Credit Parties has taken all necessary action (including, without limitation, obtaining approval of its members, if necessary) to authorize its execution, delivery and performance of this Agreement.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with

Borrower’s or any other Credit Party’s execution, delivery and performance of this Agreement, except for those already duly obtained.  This Agreement has been duly executed and delivered by each of Borrower and the other Credit Parties and constitutes the legal, valid and binding obligation of each of Borrower and the other Credit Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).  Each of Borrower’s and the other Credit Parties’ execution, delivery or performance of this Agreement does not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of the other Credit Parties by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture or instrument to which Borrower or any of the other Credit Parties is a party or which is binding upon them or any one of them, (ii) the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents or the Mezzanine Debt Documents (iii) any law or regulation or order or decree of any court applicable to Borrower or any of the other Credit Parties, or (iv) the certificate of formation or operating agreement of Borrower or any of the other Credit Parties.

5.                                       Release.  In consideration of the agreements of Agent and Requisite Lenders set forth herein, each of Borrower and each Credit Party hereby releases, remises, acquits and forever discharges Agent and Lenders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Credit Agreement or the Loan Documents (collectively, the “Released Matters”).  Each of Borrower and each Credit Party hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each of Borrower and each Credit Party hereby represents and warrants to each of Agent and any Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

EACH OF BORROWER AND EACH CREDIT PARTY AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT.  EACH OF BORROWER AND EACH CREDIT PARTY WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

6.                                       Covenant Not to Sue.  Each of Borrower and each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 5 above.  If each of Borrower and each Credit Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and Borrower, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

7.                                       Effect on the Credit Agreement and Loan Documents.  Except as expressly set forth herein, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon Borrower and the other Credit Parties in all respects and are hereby ratified and confirmed.

8.                                       Costs and Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto.

9.                                       Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.                                 Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

11.                                 Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.                                 Reviewed by Attorneys.  Borrower and each Credit Party represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor any other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

VERTIS, INC.

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, an L/C Issuer and a Lender

By:	/s/ Alan Garson
Alan Garson
Duly Authorized Signatory

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Richard Levenson
Name:	Richard Levenson
Title:	SVP

The following Persons are signatory to this Agreement in their capacity as Credit Parties:

VERTIS HOLDINGS, INC.

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

VERTIS DIGITAL SERVICES LIMITED

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

ENTERON GROUP LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

WEBCRAFT, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

USA DIRECT, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

VERTIS MAILING, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

WEBCRAFT CHEMICALS, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer